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                                                                     EXHIBIT 99

                     [LETTERHEAD OF EQUIFAX APPEARS HERE]

                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  BARI LOVE                                  DENNIS BOWMAN
          Tausche Martin Lonsdorf, PR                Equifax Public Affairs
          for ChoicePoint                            (404) 885-8237 (o)
          (404) 221-1188, ext. 3149                  (770) 509-7839 (h)
          Blove@tmladv.com                           Dennis.Bowman@equifax.com

                              EQUIFAX TO SPIN OFF
                            CHOICEPOINT ON AUGUST 7

     ATLANTA, JULY 17, 1997 -- Equifax today announced it would complete the planned spinoff of its Insurance Services Group on August 7, 1997, establishing an independent company named ChoicePoint while positioning Equifax with a new identity focused on the financial services industry.

     The announcement followed the Equifax Board of Directors' approval of the distribution of stock in the new ChoicePoint to Equifax shareholders.

     Stock in ChoicePoint will be distributed as a special dividend on August 7, 1997, to all Equifax shareholders of record on July 24, 1997. Equifax shareholders of record will receive one share in ChoicePoint for every 10 shares held of Equifax. Equifax shareholders will receive a cash payment for any fractional shares in ChoicePoint. The two companies will be separated for accounting purposes effective July 31, 1997, but the spinoff will not actually be complete until the distribution of the dividend. ChoicePoint's stock will begin regular trading on August 8, 1997 on the New York Stock Exchange as an independent company under the symbol "CPS." Equifax will continue to be traded under the symbol "EFX" on the New York Stock Exchange.
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EQUIFAX / CHOICEPOINT 2-2-2



          The distribution of ChoicePoint stock will be treated generally as a tax-free dividend to shareholders based on a private letter ruling from the Internal Revenue Service.

          Equifax, one of the world's largest and fastest growing financial information services companies, announced last Dec. 9 it would spin off the Insurance Services Group as a separate, independent public company, pending receipt of the IRS ruling.

          The Insurance Services Group is a leading provider of risk management information to the insurance industry, corporations and government agencies. It selected its new name as ChoicePoint, referring to the point in a process at which a decision must be made and reflecting the company's role in providing information to its customers at critical decision points.

          ChoicePoint will be comprised of all current Insurance Services operations and begins operations with about 4,600 employees and almost $400 million in annual revenues. It will maintain its headquarters in Alpharetta, Ga., outside Atlanta. Derek V. Smith, currently the Equifax executive vice president in charge of the Insurance Services Group, will become the president and chief executive officer of the newly independent company.

          The "new" Equifax will focus on the financial services industry worldwide. It will consist of what is known today as the Financial Services Group. The $1.3 billion global corporation will continue to be led by CEO Daniel W. McGlaughlin, who also will be named vice chairman. Thomas F. Chapman, currently Equifax executive vice president in charge of the Financial Services Group, will become president & chief operating officer. The global company will continue to be headquartered in Atlanta and operate with approximately 10,000 employees around the world.


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EQUIFAX / CHOICEPOINT 3-3-3


          "What we have here is a great opportunity -- an opportunity to establish more focused, swifter companies ready for the 21st century," said Equifax CEO Daniel W. McGlaughlin.

          According to McGlaughlin, the split is being pursued because the corporation's two business groups have diverged in their products, customers and strategies. By setting up independent companies, the two will be better positioned to pursue new opportunities and able to respond much more quickly and efficiently to changes in each of their marketplaces, without competing for corporate resources.

          Equifax will focus its energies principally on providing information solutions in support of financial services and will accelerate the global expansion that has seen it launch operations in 14 countries in the past six years. Today, the new Equifax has sales in 40 countries and is known for commercial and consumer credit information, credit and debit card processing, check authorization, analytics and consulting and financial software. It recently was added to the S&P 500 Index.

          ChoicePoint will continue to expand its comprehensive risk management information and technology solutions to a broad range of industries worldwide. The company's leading position is in the insurance industry, providing life and health and property and casualty underwriting and claims information. It also has a growing presence in providing risk management services to additional markets for pre-employment and drug testing, public record information, UCC search and filing and other information services to businesses and government agencies, providing a solid foundation for significant growth.

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